Individual Trustees

                                                              George Allman, Jr.
                                                                  Richard Melton
                                                                 W. Leslie Duffy

TEL OFFSHORE TRUST
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TEXAS COMMERCE BANK, CORPORATE TRUSTEE
P.O. Box 2558 / (713) 216-5712 / Houston, Texas  77252

FOR IMMEDIATE RELEASE

HOUSTON, TEXAS, October 22, 1996 -- TEL OFFSHORE TRUST (NASDAQ SYMBOL TELOZ) announced today that the Trust has been advised by the Nasdaq Stock Market, Inc. that the units of beneficial interest in the Trust (the "Units") have been delisted from the Nasdaq SmallCap Market effective October 22, 1996.

As previously announced, the Trust had been advised by Nasdaq that the Trust was not in compliance with the total asset requirement for continued Nasdaq SmallCap Market listing and that the Units were scheduled to be delisted. The Trust subsequently requested a hearing before Nasdaq to attempt to obtain a waiver of the total asset requirement for the Trust. The hearing was held on October 10, 1996. The Trust has now been advised by Nasdaq that no waiver of the total asset requirement will be granted.

Nasdaq Marketplace rules require a minimum of $2,000,000 in total assets for continued listing on the Nasdaq SmallCap Market. The Trust's unaudited financial statements included in its quarterly report on Form 10-Q for the quarter ended June 30, 1996 reflected less than $2,000,000 in total assets of the Trust. The Trust has advised Nasdaq that adjustments for certain accruals to reflect a generally accepted accounting principles basis of accounting, reflects greater than $2,000,000 in total Trust assets as of June 30, 1996. However, the Nasdaq hearing panel determined that the Trust would be unable to sustain long term compliance with Nasdaq continued listing standards, and it has therefore decided to delete the Trust from The Nasdaq Stock Market.

The Trust has been advised by Nasdaq that the Trust Units may now be eligible for trading on the OTC Bulletin Board. Absent trading on the OTC Bulletin Board, the Trust Units may be traded on pink sheets. Persons desiring to effect purchases or sales of Trust Units may continue to contact their brokers for such purposes.

                                       TEXAS COMMERCE BANK NATIONAL ASSOCIATION
                                                  AS CORPORATE TRUSTEE

CONTACT:  Debbie Miller